Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Mr. Cooper Group Inc. 2019 Omnibus Incentive Plan of our reports dated March 11, 2019, with respect to the consolidated financial statements of Mr. Cooper Group Inc. and Nationstar Mortgage Holdings Inc. and the effectiveness of internal control over financial reporting of Mr. Cooper Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
May 16, 2019